EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces First Quarter 2010 Results

HOUSTON, April 23, 2010 (GLOBE NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the operating results for the first quarter of 2010.

First Quarter Highlights

  Net loss of ($3.4 million) for the first quarter of 2010, which included a $2.0 million noncash goodwill impairment charge, compared with net loss of ($2.0 million) for first quarter of 2009.
  Diluted loss per common share for the first quarter of 2010 of ($0.36), which included ($0.18) of goodwill impairment, compared with ($0.23) per share for the first quarter of 2009.
  Total nonperforming assets declined by $4.3 million during the first quarter of 2010 to $98.6 million.
  Subsequent to March 31, 2010, total nonperforming assets were reduced further by $17.9 million as a result of sales of ORE and one impaired loan.
  Net interest margin increased to 3.97% for the first quarter of 2010 compared with 3.44% for the first quarter of 2009 and 3.73% for the fourth quarter of 2009.
  Net interest income increased to $14.5 million for the first quarter of 2010 compared with $12.8 million for the first quarter of 2009 and $14.2 million for the fourth quarter of 2009.
  Provision for loan losses for the first quarter of 2010 was $7.9 million compared with $7.3 million for the first quarter of 2009.
  Allowance for loan losses was 2.75% of total loans at March 31, 2010 compared with 2.31% at December 31, 2009 and 1.81% at March 31, 2009.
  Total risk-based capital ratio increased to 13.92% at March 31, 2010 compared with 13.80% at December 31, 2009.

George M. Lee, Executive Vice Chairman, President and CEO of MetroCorp Bancshares, Inc. stated, "Our management team was encouraged to see the reduction of nonperforming assets by $4.3 million during the quarter ended March 31, 2010 as compared to December 31, 2009. Subsequent to March 31, 2010 and prior to this earnings release, we further reduced nonperforming assets by $17.9 million, of which $14.0 million was in Texas and $3.9 million was in California. Improvement of asset quality is always difficult to predict as we are still in a very volatile operating environment. One indicator we are closely tracking is the trend of 30 to 89 days past due loans. On a linked-quarter basis, management was encouraged to see a reduction of 28.1% in this category compared with December 31, 2009.

"The Company incurred a net loss of $0.36 per common share for the first quarter 2010, mainly as a result of a $2.0 million noncash goodwill impairment charge as well as increased loan loss provisions at Metro United Bank. On a linked-quarter basis, Metro United Bank's provision for loan losses increased from $2.5 million for fourth quarter of 2009 to $4.3 million for first quarter of 2010 and as a result, its allowance for loan losses as a percentage of total loans increased from 1.82% to 3.02%. On the other hand, MetroBank's provision for loan losses decreased from $10.5 million for the fourth quarter of 2009 to $3.6 million for the first quarter of 2010.  In spite of the loss, however, the Company's total risk based capital of 13.9% at the end of March 31, 2010 was comparable to the ratio at the end of  December 31, 2010 of 13.8%. Subsequent to the quarter end, the Company raised approximately $4.0 million of new common equity in April through a private placement in a relatively short period of time.  The net proceeds of the offering will be used for general corporate purposes.

"We were pleased with our control on deposits cost and with the improvement in loan yields for the first quarter of 2010. On a linked-quarter basis our net interest margin increased from 3.73% for the fourth quarter of 2009 to 3.97% for the first quarter of 2010. Our noninterest expense decreased between the fourth quarter of 2009 and the first quarter of 2010 as a result of reduced ORE and FDIC assessment expenses. Overall the efficiency ratio improved from 70.15% at March 31, 2009, to 68.58% at March 31, 2010 as the result of management's stringent control over other noninterest expenses."

Interest income and expense

Net interest income before the provision for loan losses for the three months ended March 31, 2010 was $14.5 million, an increase of $1.7 million or 13.3% compared to $12.8 million for the same period in 2009.  The increase was due primarily to lower deposit costs. On a linked-quarter basis, net interest income before the provision for loan losses for the three months ended March 31, 2010 increased $286,000 or 2.0% compared to $14.2 million for the three months ended December 31, 2009 primarily as a result of lower deposit costs and higher loan yields.

The net interest margin for the three months ended March 31, 2010 was 3.97%, an increase of 53 basis points compared with 3.44% for the same period in 2009. The yield on average earning assets decreased 30 basis points, and the cost of average earning assets decreased 83 basis points.  On a linked-quarter basis, the net interest margin for the three months ended March 31, 2010 increased 24 basis points compared with 3.73% for the three months ended December 31, 2009. The yield on average earning assets increased 9 basis points, and the cost of average earning assets decreased 15 basis points.

Interest income for the three months ended March 31, 2010 was $20.2 million, down $1.5 million or 6.8% compared to $21.7 million for the same period in 2009, primarily due to lower loan volume and an increase in nonperforming assets. However, the effect of the decrease in loan yields was partially offset by rate floors set on certain variable rate loans, substantially all of which had reached the applicable floor rate as of March 31, 2010.  Average earning assets decreased 1.8% for the first quarter of 2010 compared with the same period in 2009. Average total loans decreased 5.1% to $1.27 billion in the first quarter of 2010 compared with $1.34 billion for the first quarter of 2009. The yield on average earning assets for the first quarter of 2010 was 5.53% compared with 5.83% for the first quarter of 2009.

Interest expense for the three months ended March 31, 2010 was $5.7 million, down $3.2 million or 35.7% compared to $8.9 million for the same period in 2009, primarily due to lower cost of funds. Average interest-bearing deposits were $1.16 billion for the first quarter of 2010, an increase of $40.7 million or 3.6% compared with $1.12 billion for the same period of 2009. The cost of interest-bearing deposits for the first quarter of 2010 was 1.73% compared with 2.93% for the first quarter of 2009.  Average other borrowings, excluding junior subordinated debentures, were $26.1 million for the first quarter of 2010, a decrease of $37.7 million or 59.0% compared to $63.8 million for the first quarter of 2009.  The cost of other borrowings for the first quarter of 2010 was 3.71% compared with 1.86% for the first quarter of 2009. The cost increased as lower cost short-term FHLB borrowings were repaid and higher cost long-term borrowings remained outstanding.

Noninterest income and expense

Noninterest income for the three months ended March 31, 2010 was $1.6 million, a decrease of $86,000 or 5.1% compared to the same period in 2009. The decrease was primarily related to other-than-temporary impairment ("OTTI") charges and realized losses on securities.

Noninterest expense for the three months ended March 31, 2010 was $13.0 million, an increase of $2.7 million or 26.1% compared with the same period in 2009. The increase was attributable primarily to a $2.0 million goodwill impairment charge. Excluding the goodwill impairment charge, noninterest expense for the three months ended March 31, 2010 was $11.0 million, an increase of $699,000 or 6.8% compared with the same period in 2009. The increase was mainly the result of higher FDIC assessments and expenses related to ORE.

The FDIC assessment for the three months ended March 31, 2010 was $811,000, an increase of $540,000 compared to $271,000 for the same period in 2009. The increase was due to the higher assessment rate.

Salaries and employee benefits expense for the three months ended March 31, 2010 was $5.5 million, an increase of $62,000 or 1.2% compared to $5.4 million for the same period in 2009 primarily due to an increase in employee health care benefits.

Provision for loan losses

The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

	March 31, 2010	December 31, 2009	March 31, 2009

Allowance for Loan Losses
Balance at beginning of quarter	$ 29,403	$ 25,603	$ 24,235
Provision for loan losses for quarter	7,898	13,003	7,287
Net charge-offs for quarter	(2,569)	(9,203)	(7,364)
Balance at end of quarter	$ 34,732	$ 29,403	$ 24,158

Total loans (1)	$ 1,260,842	$ 1,273,997	$ 1,335,856
Allowance for loan losses to total loans	2.75%	2.31%	1.81%
Net charge-offs to total loans	(0.20) %	(0.72)%	(0.55)%

(1) Includes loans held-for-sale of $8.6 million at March 31, 2010

The provision for loan losses for the three months ended March 31, 2010 was $7.9 million, an increase of $611,000 compared with $7.3 million for the same period in 2009, primarily due to an increase in nonperforming assets. On a linked-quarter basis, the provision for loan losses in the first quarter of 2010 decreased $5.1 million from $13.0 million for the fourth quarter of 2009, primarily as a result of a decrease in net charge-offs and nonperforming assets in the first quarter of 2010 compared with the fourth quarter of 2009.

Net charge-offs for the three months ended March 31, 2010 were $2.6 million or 0.20% of total loans compared with net charge-offs of $7.4 million or 0.55% of total loans for the three months ended March 31, 2009. The charge-offs primarily consisted of $2.7 million in loans from Texas and $115,000 in loans from California, partially offset by recoveries of $218,000 from both Texas and California.

Asset Quality

The following table summarizes nonperforming assets as of the dates indicated:

	March 31, 2010	December 31, 2009	March 31, 2009
	(dollars in thousands)
Nonperforming Assets
Nonaccrual loans (1)	$ 64,821	$ 75,229	$ 52,753
Accruing loans 90 days or more past due	1,106	420	--
Troubled debt restructurings	5,649	4,927	1,062
Other real estate	26,986	22,291	8,561
Total nonperforming assets	98,562	102,867	62,376

Total nonperforming assets to total assets	6.17%	6.47%	3.85%

(1) Includes loans held-for-sale of $8.6 million at March 31, 2010

Total nonperforming assets at March 31, 2010 were $98.6 million compared with $102.9 million at December 31, 2009, a decrease of $4.3 million. The ratio of total nonperforming assets to total assets decreased to 6.17% at March 31, 2010 from 6.47% at December 31, 2009.

On a linked-quarter basis, total nonperforming assets decreased by $8.2 million in Texas, partially offset by a $3.9 million increase in California. The decrease in nonperforming assets in Texas consists of an $10.0 million decline in non-accrual loans and a $3.9 million decline in troubled debt restructurings ("TDR"), which were offset by increases of $5.0 million in ORE and $686,000 in loans over 90 days past due. In Texas, eight loans comprise the majority of the net decrease in non-accrual loans, which included $3.0 million in paydowns, one $917,000 loan rating upgrade, $4.8 million transferred to ORE and $2.6 million in write-downs, partially offset by two loans totaling $1.6 million which moved to non-accrual status. Of the $2.6 million in write-downs, $1.3 million was related to an impaired loan of $9.9 million that was transferred to loans held-for-sale. The decrease in TDRs relates to two loans that have performed according to restructured terms since the second quarter of 2009. In California, two loan relationships totaling $4.6 million were added to TDR status, which were partially offset by declines of $404,000 in nonaccrual loans and $311,000 in ORE.

On a linked-quarter basis, ORE increased by approximately $4.7 million compared with December 31, 2009, which included the addition of five commercial land parcels totaling $4.4 million, residential lots totaling $520,000 and two commercial buildings totaling $407,000 in Texas, and a $208,000 commercial building in California, partially offset by write-downs of approximately $520,000 in California.

In April 2010, subsequent to March 31, 2010, nonperforming assets were reduced by $17.9 million. Several ORE properties were sold resulting in a $9.3 million reduction in ORE. Of the total, $5.4 million was from Texas, and $3.9 million was from California. There were no significant losses recorded in April 2010 on these sales. Additionally, $1.3 million was charged down on a $9.9 million nonperforming loan in the first quarter of 2010. In April 2010, the loan was sold at no gain or loss.

Approximately $59.7 million of the nonaccrual loans are collateralized by real estate, which represented 92.1% of total nonaccrual loans at March 31, 2010. Management has been aggressive in identifying problem loans but continued weak economic conditions could cause further deterioration in the loan portfolio. Management is closely monitoring the loan portfolio and diligently working on problem loan resolutions.

Management conference call. On Monday, April 26, 2010, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the first quarter 2010 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291(International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Shareholder.com  and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of March 31, 2010, the Company had consolidated assets of $1.6 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) the failure of or changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company's primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (6) the effect of compliance, or failure to comply within stated deadlines of the provisions of the formal agreement between MetroBank and the Office of the Comptroller of the Currency; (7) increases in the level of nonperforming assets (8) changes in the availability of funds which could increase costs or decrease liquidity; (9) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (10) changes in accounting principles, policies or guidelines; (11) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company's securities portfolio; (12) the incurrence and possible impairment of goodwill associated with an acquisition; and (13) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. These and other risks and factors are further described from time to time in the Company's 2009 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

MetroCorp Bancshares, Inc. (In thousands, except share amounts) (Unaudited)

	March 31, 2010	December 31, 2009
Consolidated Balance Sheets
Assets
Cash and due from banks	$ 25,256	$ 26,087
Federal funds sold and other short-term investments	107,059	82,006
Total cash and cash equivalents	132,315	108,093
Securities -available-for-sale, at fair value	93,312	98,368
Securities -held-to-maturity, at cost (fair value $4,348 and $4,352 at March 31, 2010 and December 31, 2009, respectively)	4,044	4,044
Other investments	17,329	21,577
Loans, net of allowance for loan losses of $34,732 and $29,403 respectively	1,217,510	1,244,594
Loans, held-for-sale	8,600	--
Accrued interest receivable	5,117	5,161
Premises and equipment, net	6,173	6,042
Goodwill	17,327	19,327
Core deposit intangibles	297	329
Customers' liability on acceptances	8,480	3,011
Foreclosed assets, net	26,986	22,291
Cash value of bank owned life insurance	28,887	28,526
Prepaid FDIC assessment	9,873	10,637
Other assets	20,680	17,548
Total assets	$ 1,596,930	$ 1,589,548

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$ 194,814	$ 203,427
Interest-bearing	1,171,698	1,160,740
Total deposits	1,366,512	1,364,167
Junior subordinated debentures	36,083	36,083
Other borrowings	26,217	25,513
Accrued interest payable	626	625
Acceptances outstanding	8,480	3,011
Other liabilities	6,801	4,843
Total liabilities	1,444,719	1,434,242
Commitments and contingencies	--	--
Shareholders' equity:
Preferred stock, $1.00 par value, 2,000,000 shares authorized; 45,000 shares are issued and outstanding at March 31, 2010 and December 31, 2009	44,754	44,718
Common stock, $1.00 par value, 50,000,000 shares are authorized; 11,021,315 shares issued and 11,021,315 shares and 10,926,315 shares are outstanding at March 31, 2010 and December 31, 2009, respectively	11,021	10,995
Additional paid-in-capital	28,545	29,114
Retained earnings	68,528	72,505
Accumulated other comprehensive loss	(637)	(1,106)
Treasury stock, at cost	--	(920)
Total shareholders' equity	152,211	155,306
Total liabilities and shareholders' equity	$ 1,596,930	$ 1,589,548

Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans (1)	$ 64,821	$ 75,229
Accruing loans 90 days or more past due	1,106	420
Troubled debt restructurings	5,649	4,927
Other real estate ("ORE")	26,986	22,291
Total nonperforming assets	$ 98,562	$ 102,867

Total nonperforming assets to total assets	6.17%	6.47%
Total nonperforming assets to total loans (1) and ORE	7.65%	7.94%
Allowance for loan losses to total loans (1)	2.75%	2.31%
Allowance for loan losses to total nonperforming loans	48.52%	36.49%
Net year-to-date charge-offs to total loans (1)	0.20%	1.61%
Net year-to-date charge-offs	$ 2,569%	$ 20,545%
Total loans (1) to total deposits	92.27%	93.39%

(1) Includes loans held-for-sale of $8.6 million at March 31, 2010
MetroCorp Bancshares, Inc. (In thousands, except per share amounts) (Unaudited)

	For the three months
	ended March 31
	2010	2009
Average Balance Sheet Data
Total assets	$ 1,593,480	$ 1,604,989
Securities	100,910	101,445
Total loans	1,273,656	1,342,104
Allowance for loan losses	(31,381)	(23,691)
Net loans	1,242,275	1,318,413
Total interest-earning assets	1,483,089	1,510,839
Total deposits	1,361,559	1,328,225
Other borrowings and junior subordinated debt	62,223	99,905
Total shareholders' equity	157,807	159,315

Income Statement Data
Interest income:
Loans	$ 19,186	$ 20,390
Securities:
Taxable	790	1,084
Tax-exempt	121	48
Federal funds sold and other short-term investments	131	187
Total interest income	20,228	21,709
Interest expense:
Time deposits	3,346	5,865
Demand and savings deposits	1,621	2,234
Other borrowings	759	812
Total interest expense	5,726	8,911
Net interest income	14,502	12,798
Provision for loan losses	7,898	7,287
Net interest income after provision for loan losses	6,604	5,511
Noninterest income:
Service fees	1,039	1,089
Loan-related fees	95	132
Letters of credit commissions and fees	199	255
Loss on securities, net	(138)	--

Total other-than-temporary impairment ("OTTI") on securities	41	(240)
Less: Noncredit portion of "OTTI"	(18)	--
Net impairments on securities	23	(240)
Other noninterest income	386	454
Total noninterest income	1,604	1,690
Noninterest expense:
Salaries and employee benefits	5,450	5,388
Occupancy and equipment	1,961	1,992
Foreclosed assets, net	837	423
FDIC assessment	811	271
Goodwill impairment	2,000	--
Other noninterest expense	1,971	2,257
Total noninterest expense	13,030	10,331
Loss before provision for income taxes	(4,822)	(3,130)
Benefit for income taxes	(1,444)	(1,096)
Net loss	$ (3,378)	$ (2,034)

Dividends - preferred stock	$ (563)	$ (469)
Net loss applicable to common stock	$ (3,941)	$ (2,503)

Per Common Share Data
Earnings (loss) per share - basic	$ (0.36)	$ (0.23)
Earnings (loss) per share - diluted	(0.36)	(0.23)
Weighted average shares outstanding:
Basic	10,918	10,875
Diluted	10,918	10,875
Dividends per common share	$ --	$ 0.04

Performance Ratio Data
Return on average assets	(0.86)%	(0.51)%
Return on average shareholders' equity	(8.68)%	(5.18)%
Net interest margin	3.97%	3.44%
Efficiency ratio	68.58%	70.15%
Equity to assets (average)	9.90%	9.93%
CONTACT:  MetroCorp Bancshares, Inc., Houston
          George Lee, Executive Vice Chairman, President & CEO
            (713) 776-3876
          David Choi, EVP/Chief Financial Officer
            (713) 776-3876